[] Check this box if no longer subject to
   Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
                                     FORM 4
           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting   2. Issuer Name and Ticker or Trading               6. Relationship of Reporting Person to Issuer
   Person                             Symbol                                                       (check all applicable)
Public Access Lighting,L.L.C.         Computer Power Inc.
(Last)     (First)     (Middle)        "CUWR"                                             ____ Director           X  10% Owner
                                     --------------------------
                                   3. IRS or Social Security     |4.Statement for         _____Officer  (give    ____Other (Specify)
13603 South Halsted Street            Number of Reporting        |   Month/Year                           title              below)
----------------------------          Person (Voluntary)         |    01  / 99
      (Street)

Riverdale, Illinois  60627                                       |5. If Amendment,
(City)      (State)       (Zip)                                  |   Date or Orignial
                                                                 |   (Month/Year)

                                     Table I--Non-Derivative Securities Beneficially Owned  7. Individual or Joint/Group Filing
                                                                                              X  Form filed by One Reporting Person
                                                                                              Form filed by More than One Reporting
                                                                                              Person




1. Title of Security      2. Trans-  |3. Trans-     |4. Securities Acquired (A)   5. Amount of        |6. Owner-   |7. Nature
   (Instr. 3)                Action  |   action     |   or Disposed of (D)           Securities       |   ship     |   of In-
                             Date    |   Code       |   (Instr. 3, 4 and 5)          Beneficially     |   Form     |   direct
                                     |   Instr. 8)  |                                Owned at         |   Direct   |   Bene-
                                     |              |                                End of           |   (D) or   |   ficial
                             (Month/ |                                               Month            |   Indirect |   Owner-
                                      -------------------------------------------
                              Day/   |        |     |          |        |            Instr. 3 and 4)  |   (I)      |   ship
                              Year)  |  Code  |  V  |  Amount  | (A) or | Price                       | Instr. 4)  |   Instr. 4)
                                     |        |     |          |  (D)   |                             |            |
   Common Stock           02/11/99   |   P    |  V  |  510,000 |  A     | $0.2549    1,000,000        |     D      |

                                     |        |     |          |        |                             |            |
                                     |        |     |          |        |                             |            |
                                     |        |     |          |        |                             |            |
                                     |        |     |          |        |                             |            |
                                     |        |     |          |        |                             |            |
                                     |        |     |          |        |                             |            |
========================  ======================================================= =================================================

   Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                    (Print or Type Responses)
   Form4-99.PAL

  Table II-Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants options, convertible securities)

1. Title of    2. Conver-   3. Trans-    4. Trans-   5. Number of Deriv-  6 Date Exer-   7. Title and Amount  8. Price  9. Number
   Derivative     sion or      action       action      ative Securities    cisable and     of Underlying        of        of
   Security       Exercise     Date         Code        Acquired (A) or     Expiration      Securities          Deriv-     Deriv-
   (Instr. 3)     Price of     (Month/      (Instr.     Disposed of (D)     Date            (Instr. 3 and 4)    ative      ative
                  Deriv-        Day/         8)         (Instr. 3           (Month/Day/                         Secur-     Secur-
                  ative         Year)                    4 and 5)            Year)                              ity        ities
                  Security                                                                                      (Instr.    Bene-
                                                                                                                5)         ficially
                                                                                                                           Owned
                                                                                                                           at End
                                                                                                                           of
                                                                                                                           Month
                                                                                                                           (Instr.
                                                                                                                            4)



                                                                               |                 |
                                                                          Date |Expira-          | Amount or
                                                                          Exer-|tion       Title | Number of
                                                                          cisa-|Date             |  Shares
                                                                          ble  |                 |
                                                                               |                 |
                                              |                |               |                 |
                                         Code | V       (A)    |    (D)        |                 |
                                              |                |               |                 |
                                              |                |               |                 |
                                              |                |               |                 |
                                              |                |               |                 |
                                              |                |               |                 |
                                              |                |               |                 |
                                              |                |               |                 |
                                              |                |               |                 |
                                              |                |               |                 |
                                              |                |               |                 |
                                              |                |               |                 |
                                              |                |               |                 |
=================== ===========  ============ ==========  ===================  =============  ===================  ========  ======

 Explanation of Responses:

10. Owner        11. Na-
    ship             ture
    Form             of In-
    of De-           direct
    rivative         Bene-
    Secu-            ficial
    rity             Own-
    Direct           ership
    (D) or          (Instr.
    Indi-            4)
    rect
    (I)
    (Instr.
     4)


 ================ ===============
 Explanation of Responses:

                                   PUBLIC ACCESS LIGHTING, L.L.C.
                                   By s/Susan M. Larson       February 12,1999
                                   Susan M. Larson, President


**Intentional misstatements or ommissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.